Exhibit 10.1

TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
3M COMPANY
AND
SOLVENTUM CORPORATION
DATED AS OF
[●], 2024

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement” or “TSA”), dated as of [●], 2024 (the “Effective Date”), is entered into by and between 3M Company, a Delaware corporation (“Parent”), and Solventum Corporation, a Delaware corporation (“SpinCo” and, together with Parent, the “Parties,” and each, individually, a “Party”).
RECITALS
WHEREAS, SpinCo and Parent are parties to that certain Separation and Distribution Agreement, dated as of [●], 2024 (the “SDA”);
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business and to separate the SpinCo Business from the Parent Business. Pursuant to the SDA and the Separation Step Plan, Parent will contribute certain SpinCo Assets held by it to SpinCo, in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares, and (iii) the Cash Transfer and, following such contribution, Parent will effect the distribution, on a pro rata basis, to holders of Parent Shares of at least 80.1% of the outstanding SpinCo Shares owned by Parent (the “Initial Distribution”);
WHEREAS, this Agreement is an “Ancillary Agreement” pursuant to the SDA;
WHEREAS, this Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the SDA;
WHEREAS, consistent with SpinCo’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the SDA, this Agreement sets forth the terms and conditions pursuant to which each of SpinCo and Parent (as applicable) desires to make use of, and such other Party desires to provide, the Transition Services for a limited period following the Effective Date; and
WHEREAS, each of the Parties, in their capacity as Service Recipients, understands and agrees that neither the applicable Service Provider nor any of its Affiliates, as applicable, is in the business of providing Transition Services to Third Parties and neither is a professional services provider.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SDA. As used in this Agreement, the following terms shall have the following meanings:
“Confidential Information” means, with respect to any Party, any non-public business, technical, or other information in any form or medium of such Party, any of its Affiliates or any of its or their respective Representatives, including any information relating to such Party’s or any of its Affiliates’ business practices, processes, and systems (including those related to supply chain, sourcing, manufacturing, finance, human resources and information technology), product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development, trade secrets, or know-how, if, in any such case, such information (i) is designated by such Party as “confidential” or “proprietary” or “restricted” or (ii) would, under the circumstances taken as a whole, reasonably be understood to be confidential.
“Control” has the meaning set forth in the definition of “Affiliate” in the SDA.
“Cybersecurity Incident” means an unauthorized incident, or a series of related unauthorized incidents, on or conducted through a Party’s Information Technology Systems that impacts the confidentiality, integrity or availability of the Information Technology Systems, including, but not limited to, by jeopardizing business operations, finances, legal compliance, or reputation.
“Information Technology Systems” means computers, computer systems, workstations, tablets, mobile devices, phones, blades, servers, peripheral devices, software, applications, programs, hardware, databases, circuits, networks, routers, hubs, switches, interfaces, websites, platforms, automated networks and control systems, and all other information technology systems, including outsourced or cloud computing arrangements.
“IT Migration Support” means the transfer of electronic books and records in accordance with the applicable Migration Plan for any IT applications that are provided to Service Recipient under this Agreement.
“Migration Support” means, with respect to the Transition Services other than the Transition Services category “IT” (as categorized in the Transition Services Schedules), Service Provider’s reasonable cooperation with Service Recipient’s efforts to implement the Migration to the extent reasonably required for the orderly hand over of such Transition Services to Service Recipient or any Affiliate or Third Party designated by Service Recipient.
“Out-of-Scope Services” means the services set forth in Appendix D.
“Party Data” means Service Provider Data and/or Service Recipient Data, as the context requires.
“Personal Information” means (i) data relating to one or more individual(s) that identifies an individual or, in combination with any other information or data available to the relevant Party, is capable of identifying an individual; and (ii) all other data defined as ‘personal information’,

‘personal data’, ‘personally identifiable information’, ‘Protected Health Information’ or similar term under applicable Law.
“Processing” means the collection, storage, use, access, disclosure, security, transfer or other processing of information, including Personal Information.
“Protected Health Information” has the meaning set forth in the HIPAA Privacy Rule and Security Regulations (45 CFR Parts 160, 162 and 164, including without limitation the Omnibus Final Rule published January 25, 2013).
“Service Provider” means with respect to any Transition Service, the Party identified as the Party providing such Transition Service in the column “direction” on the related Transition Services Schedule.
“Service Provider Data” means data or information, including Personal Information, that as between the Parties, is owned or controlled by a Service Provider and to which Service Recipient or an Affiliate of Service Provider may have access under this Agreement.
“Service Recipient” means with respect to any Transition Service, the Party identified as receiving such Transition Service in the column “direction” on the related Transition Services Schedule.
“Service Recipient Data” means data or information, including Personal Information, that as between the Parties, is owned or controlled by a Service Recipient and to which a Service Provider Party may have access under this Agreement.
“Settlement Statement” means a written, monthly notice prepared by Parent, pursuant to the Transition Service “Settlement Statements” as set out in the Transition Service category “Finance” (Service ID: FIN-02) of the Transition Services Schedules and applicable Law, setting forth and netting amounts due and payable between the Parties (and, if applicable, their relevant Subsidiaries) pursuant to this Agreement and all other applicable Ancillary Agreements in the applicable month. In lieu of and in addition to a Settlement Statement and as required by applicable Law or as would be consistent with local custom and practice for comparable transactions in an applicable jurisdiction, however, such monthly notice may be in the form of one or multiple invoice(s) or other document(s) (a “Local Statement”) issued by Parent or a Subsidiary of Parent to SpinCo or a designated Subsidiary of SpinCo.
“Third Party Provider Agreement” means any agreement between Service Provider or its Affiliates and a Third Party Provider.
“Transition Distribution Services Agreement” means the Transition Distribution Services Agreement entered into between Parent and SpinCo on or around the date of this Agreement.
“Transition Service” means each transition services listed as a separate line item and identified by a service ID in the table overview in the Transition Service Schedules but excluding, in each case, the Out-of-Scope Services. For clarity, each Transition Service encompasses the full set of services and activities included in the relevant line item identified by the applicable service ID set out in the Transition Services Schedule.

“Transition Services Schedules” means one or more of the schedules to this Agreement listed in Appendix A, which set out each of the Transition Services to be provided by the applicable Service Provider to the applicable Service Recipient thereunder.
Section 1.2.    Other Defined Terms

Term	Section

Accessing Party	Section 10.10(a)
Additional Service	Section 3.1(b)
Agreement	Introductory paragraph
Agreed Upon Procedures	Section 4.2(f)(i)
Applicable Data Protection Laws	Appendix C
Applicable PRC Laws and Regulations	Appendix C
Assignee	Section 10.5
Assignor	Section 10.5
Damages	Section 7.1
Disclosing Party	Section 10.9(a)
Effective Date	Recitals
Final Term	Section 9.1(c)
Granting Party	Section 10.10(a)
Indemnified Persons	Section 7.1
Indemnifying Party	Section 7.1
Indirect Taxes	Section 4.3(a)
Initial Distribution	Recitals
License Cap	Section 2.11
Licensed Software	Section 2.12
Local Statement	Definition of Settlement Statement
Migration	Section 2.10(a)
Migration Plan	Section 2.10(c)
New Subcontracted Service	Section 2.8(f)
Omitted Service	Section 3.1(a)
Operational Change	Section 3.2
Parent	Introductory paragraph
Parties	Introductory paragraph
Party	Introductory paragraph
Purpose	Section 2.1(c)
Receiving Party	Section 10.9(a)
Report	Section 4.2(f)(i)
Review	Section 4.2(f)
SDA	Recitals

Service Affiliate	Section 2.2(a)
Service Fee	Section 4.1
Service Provider Party	Section 2.2(a)
Service Term	Section 9.1(b)
Shutdown	Section 2.5(a)
SpinCo	Introductory paragraph
Third Party Consent	Section 2.8(a)
Third Part Provider	Section 2.2(a)
Transition Financial Information	Section 4.2(f)
TSA	Introductory paragraph
TSA Sub-Committee	Section 2.9
Section 1.3.    Hierarchy. The appendices to this Agreement shall form part of this Agreement. In case of any conflicts, the front-end of this Agreement shall prevail over its appendices, unless explicitly set out otherwise in the relevant appendix with reference to the clause in the front-end from which it deviates; provided, however, that Appendix C (Data Processing Agreement) shall prevail with respect to the Processing of Personal Information of the other Party. In the event of a conflict between the terms of the SDA and the terms of this Agreement, the terms of the SDA shall prevail, unless explicitly set out otherwise in this Agreement with reference to the clause in the SDA from which it deviates.
ARTICLE 2
TRANSITION SERVICES
Section 2.1.    Transition Services.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the fees and charges payable by Service Recipient pursuant to Article 4, Service Provider shall provide, directly or through one or more Service Provider Party, to Service Recipient the Transition Services.
(b)    Service Recipient understands and agrees that (i) the Transition Services provided hereunder are transitional in nature and that Service Provider is not in the business of providing Transition Services to Third Parties and (ii) Service Provider has no interest under any circumstances in continuing, and shall not be obligated to continue, (A) any Transition Service beyond its Service Term, or (B) this Agreement beyond the Final Term.
(c)    The Transition Services are provided solely for (i) the operation of (A) the SpinCo Business (in case of Transition Services provided to SpinCo), or (B) for the operation of the Parent Business or any business of Parent’s Affiliates (in case of Transition Services provided to Parent) and (ii) working towards a smooth and orderly transition of the SpinCo Business to SpinCo or, as applicable, the Parent Business to Parent, in each case ((i) and (ii)) as further detailed in the relevant Transition Service Schedules (the “Purpose”).

(d)    Service Recipient acknowledges and agrees that no services other than those specifically described as Transition Services in Appendix A will be provided by or on behalf of Service Provider and that access to and use of the Transition Services is provided solely for the use and benefit of Service Recipient and its Affiliates for the Purpose during the Service Term. Except as permitted by Section 2.1(e) or Section 10.5, Service Recipient shall not allow access to or use of the Transition Services by (and Service Provider shall have no obligation to provide any services to) any other Person or for any other purpose without the prior written consent of Service Provider.
(e)    Service Recipient may pass on the Transition Services to its Affiliates existing as at the Effective Date, but only for as long as they remain Affiliates (i.e., if after the Effective Date, an entity becomes, or ceases to be, an Affiliate, it is no longer entitled to benefit from the Transition Services) and solely for the Purpose. However, this shall neither release Service Recipient from its contractual obligations under this Agreement, nor shall it create any contractual relationship between Service Provider or any of its Affiliates with any Affiliate of Service Recipient. Service Recipient shall (i) cause each such Affiliate to comply with its obligations as Service Recipient as set forth in this Agreement with respect to the relevant Transition Services and (ii) remain fully responsible for its and each such Affiliate’s compliance with their obligations under this Agreement and applicable Law.
Section 2.2.    Service Provider’s Affiliates and Third Party Providers.
(a)    In providing the Transition Services, Service Provider may (i) use its own personnel, (ii) use any of the personnel of any of its Affiliates (each such Affiliate involved in the provision of the Transition Services a “Service Affiliate”), or (iii) employ the services of qualified contractors, subcontractors, vendors or other Third Party providers (each, a “Third Party Provider”). Each of Service Provider and any Service Affiliates or Third Party Providers used by Service Provider to provide Transition Services shall be referred to as “Service Provider Party”.
(b)    Where the Agreement imposes obligations on Service Provider or any Service Provider Party, Service Provider shall cause and compel each Service Affiliate or, as applicable, direct each Third Party Provider to perform such obligations and comply with the terms of this Agreement, provided, that, subject to Section 8.2(d), Service Provider shall remain responsible for such Service Provider Party’s compliance with the terms of this Agreement.
Section 2.3.    Nature and Quality of Transition Services. Service Provider shall provide the Transition Services (a) in accordance with the applicable service levels/KPIs set forth in Appendix A (if any); or (b) if no service levels/KPIs are specified in Appendix A, with at least the same degree of care, skill, and diligence used by Service Provider or its Affiliates, as applicable, in providing substantially similar services to its own internal organization at the time the Transition Services are performed;
Section 2.4.    Service Provider’s Policies and Procedures. The Transition Services shall be provided by Service Provider in accordance with, and subject to, Service Provider’s and each Service Affiliate’s policies and procedures that are applicable at the time the Transition

Services are provided. If Service Recipient accesses Service Provider’s systems or premises or otherwise utilizes Service Provider’s facilities or equipment, Service Recipient shall comply with Service Provider’s applicable policies and procedures. If Service Recipient acts in a manner inconsistent with such policies or procedures, Service Provider shall so inform Service Recipient and specify the relevant policies or procedures to Service Recipient, and Service Recipient shall then conform to the requirements of such policies or procedures while having access to such systems or premises utilizing such facilities or equipment. Nothing in this Agreement shall prohibit Service Provider or, as applicable, the Service Affiliates from making changes from time to time to such policies and procedures; provided, however, that any changes to such policies and procedures shall not materially change the care, skill and diligence applicable to the provision of any Transition Services hereunder. If the Service Recipient cannot – using commercially reasonable efforts – comply with any of the above changes, the Parties will discuss in good faith to find an approach to address any issues or find reasonable alternatives to any affected Transition Service at Service Recipient’s sole cost and expense.
Section 2.5.    Limitations to Service Provider’s Obligations. In addition to any other limitation or exclusion of Service Provider’s obligations or liability hereunder, the Parties agree as follows:
(a)    Service Provider and the applicable Service Affiliates shall have the right in their sole discretion to determine that it is necessary or appropriate to temporarily suspend a Transition Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of systems or operations which are required to provide Transition Services (a “Shutdown”). Service Provider will use commercially reasonable efforts to provide Service Recipient with reasonable written notice of such Shutdowns as soon as reasonably practicable. If any Transition Services are suspended in accordance with this Section 2.5(a), (i) no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension; (ii) any payment of Service Fees for suspended Transition Services is suspended as well. Notwithstanding the foregoing, if a Shutdown continues materially longer than anticipated, the Parties will discuss in good faith an alternative to the affected Transition Service.
(b)    Service Provider shall not be required hereunder to take any action (including by providing any Transition Services) that would constitute, or that Service Provider reasonably believes would constitute, (i) a violation of any applicable Law (including any failure to hold an applicable permit); (ii) a breach of a Service Provider Party’s contractual obligations, or (iii) any other violation of a Third Party’s rights; provided, however, that in each of the foregoing circumstances, the relevant Service Provider Party shall use commercially reasonable efforts to provide Service Recipient with reasonably prompt written notice upon becoming aware of such impediment and the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Transition Service at Service Recipient’s sole cost and expense.
(c)    For Transition Services that relate to the hosting, maintenance and other support of conveyed applications, Service Provider’s obligation is to solely continue such support in the environment as it existed prior to the Effective Date, and Service Provider’s obligation to provide the associated Transition Service for a conveyed application is terminated if Service Recipient moves the application to a different environment or makes modifications that impact the Transition Services for that application.
Section 2.6.    Information, Cooperation, and Other Assistance. Service Recipient shall cooperate with any Service Provider Party as reasonably necessary for the performance of the Transition Services. Upon Service Provider’s request, Service Recipient shall provide any relevant Service Provider Party with all information available to Service Recipient that is reasonably necessary to perform any Transition Services or the Migration Support; provided that Service Recipient shall not be required to disclose any information to the extent disclosure to the applicable Service Provider Party is not permitted under applicable Law or disclosure of such information is subject to any contractual restrictions that prevent Service Recipient from disclosing such information. If and to the extent Service Recipient (or any of its personnel) has been performing functions or provided other contributions in support of the receipt of Transition Services at the Effective Date, Service Recipient shall continue to perform such functions or contributions. If Service Recipient fails to perform such functions or contributions, Service Provider shall have no obligation to provide the relevant Transition Service and shall not be responsible for any Damages resulting therefrom.
Section 2.7.    Access; Equipment.
(a)    To the extent reasonably required for any relevant Service Provider Party to perform, or otherwise make available, the Transition Services, Service Recipient shall, and shall procure that its Affiliates shall, without any charge,
(i)    provide any relevant Service Provider Party with reasonable access, on an as-needed basis, to Service Recipient’s or its Affiliates’ equipment, office space, plants, telecommunications, devices, and computer equipment and systems (subject to Section 10.10) and any other areas and equipment; and
(ii)    perform any tasks and provide any acknowledgments or materials specified to be provided by Service Recipient in any Transition Services Schedule related to such access.
Service Provider shall use commercially reasonable efforts to minimize the disruption to Service Recipient’s operations in exercising such access rights.
(b)    Any relevant Service Provider shall at all times during the relevant Service Term have the right to use any equipment owned or leased by Service Recipient as reasonably necessary for Service Provider to provide the Transition Services; provided, however, that any use or operation of such equipment by any relevant Service Provider not in the ordinary course of business and consistent with past practice shall require the prior written consent of Service Recipient, not to be unreasonably withheld, conditioned or delayed.
Section 2.8.    Third Party Consents and Third Party Providers.
(a)    To the extent Service Provider requires the consent of a Third Party Provider to be able to provide certain Transition Services to Service Recipient (a “Third Party Consent”),

Service Provider shall use commercially reasonable efforts to obtain such Third Party Consent and shall not be obliged to provide the relevant Transition Services as long as such Third Party Consent has not been granted (and Service Recipient shall not be obliged to pay for such Transition Service during such time period).
(b)    To the extent that Third Party Consents are only granted subject to conditions (including the condition of additional payments), Service Provider shall coordinate with Service Recipient to determine whether such conditions shall be accepted. To the extent Third Party Consents are not granted, or are revoked or terminated, Service Provider shall cooperate with Service Recipient to determine a commercially reasonable alternative method of providing the relevant Transition Service or to otherwise modify the affected Transition Service.
(c)    All costs and expenses incurred by Service Provider in obtaining any Third Party Consents or identifying, preparing or implementing any such alternative method, as applicable, shall be borne by Service Recipient. Service Provider shall not be required to relinquish or forbear any rights in connection with obtaining any Third Party Consent.
(d)    Section 2.8 (a) to (c) shall apply mutatis mutandis where a Transition Service in whole or in part is provided by a Third Party Provider as used at the Effective Date and Service Provider’s contract with such Third Party Provider with respect to such Transition Service expires or is terminated any time after the Effective Date by the applicable Third Party Provider for a reason other than Service Provider’s breach of the agreement in place with such Third Party Provider.
(e)    Service Recipient shall comply with all obligations, including use restrictions and non-disclosure provisions, imposed on Service Provider through any Third Party Provider Agreement or any Third Party Consent, provided that Service Provider has notified Service Recipient or Service Recipient is otherwise aware of such obligations.
(f)    Section 2.8(a) to (c) shall not apply in the situation where, following the Effective Date, Service Provider elects to subcontract or outsource to a Third Party Provider the performance of a Transition Service previously provided by Service Provider’s own personnel or the personnel of a Service Affiliate (a “New Subcontracted Service”).
Section 2.9.    TSA Sub-Committee. The Parties agree that the Transition Committee shall, during its first meeting, establish a TSA subcommittee to provide oversight for the administration of this Agreement in accordance with Section 2.16 of the SDA (the “TSA Sub-Committee”) and determine the procedures and composition for the TSA Sub-Committee to manage all responsibilities delegated to it by the Transition Committee. The Parties shall set out the procedures and composition of the TSA Sub-Committee determined by the Transition Committee on a schedule to the SDA.
Section 2.10.    Migration of Transition Services.
(a)    During the term of this Agreement, Service Recipient agrees to work diligently and expeditiously to employ or retain personnel, and establish its own logistics, infrastructure and systems to enable a transition to its own internal organization (or employ directly the services of Third Party Providers) (the “Migration”) as soon as possible.
(b)    Upon Service Recipient’s request, Service Provider shall provide Migration Support and IT Migration Support.
(c)    Within sixty (60) business days from the Effective Date, the Parties shall in good faith agree on an operational plan for the separation and migration of data and functions relating to the Transition Services and the Migration Support to be provided by Service Provider (the “Migration Plan”), and both Parties shall agree in good faith on such plan to ensure a smooth transition. Once agreed, both Parties shall use reasonable endeavors to comply with the Migration Plan, including in relation to timelines and milestones defined therein and to perform a periodic review of the implementation of the Migration Plan once every ninety (90) days starting from the agreement of the Migration Plan by the TSA Sub-Committee. To the extent required, the Parties shall amend the Migration Plan to reflect the progress of the Migration (for clarity, such amendments shall not be subject to the change management procedure in Article 3). Service Recipient shall plan in good faith and, at Service Provider’s reasonable and periodic request, communicate to Service Provider the current status of Migration activities.
(d)    Any failure of Service Recipient to deliver such Migration Plan shall not extend the term of this Agreement or delay the termination or expiration of any Transition Services.
(e)    Service Recipient shall be responsible for and bear the costs and expenses for the Migration, including Service Provider’s costs and expenses for the Migration Support and IT Migration Support in accordance with the rate card set out in Appendix E.
Section 2.11.    License Caps. For software that is licensed as part of the Transition Services, except as otherwise expressly stated in the application list included in the Transition Services Schedules (in the Transition Services category “IT”), the number of licenses available to Service Recipient hereunder shall be the same number of licenses as Service Recipient had available to it immediately prior to the Effective Date (the “License Cap”). If during any Service Term, Service Recipient requires licenses in excess of the applicable License Cap, the Parties shall work in good faith to determine if Service Provider has access to excess licenses that can be made available to Service Recipient at no additional charge. In the event no such additional licenses are available, and Service Provider must procure additional licenses, Service Recipient will be responsible for all incremental fees for the additional licenses over the License Cap.
Section 2.12.    Licensed Software Restrictions. For all software that Service Recipient is granted access to use or access as part of the Services (“Licensed Software”), Service Recipient is prohibited from copying, modifying or transferring to any Third Party the Licensed Software. Service Recipient will not reverse assemble, compile, engineer or perform any other translation or similar activity to the Licensed Software. All Licensed Software is protected by copyright held by Service Provider or its licensors and nothing herein transfers or conveys any ownership right (other than a limited use license as part of the Transition Services) to the Licensed Software. Service Recipient may not use the Licensed Software separate from or not in connection with the Transition Services. All Licensed Software will be treated as Confidential

Information and upon termination or expiration of the applicable Service, Service Recipient will immediately return or securely dispose of any copies of the Licensed Software in its possession.
ARTICLE 3
CHANGE MANAGEMENT
Section 3.1.    Service Recipient Requested Changes.
(a)    From time to time during the first six (6) months following the Effective Date, Service Recipient may request Service Provider to provide additional services that are not Transition Services that (i) are critical for the operation of Service Recipient’s Business, (ii) were used in the conduct of Service Recipient’s Business immediately prior to the Effective Date in the country where the service is requested to be performed and were not discontinued prior to the Effective Date as part of the separation planning for or otherwise in connection with the transaction contemplated under the SDA, (iii) are not Out-of-Scope Services, and (iv) using reasonable efforts, cannot be provided by Service Recipient through its own personnel, Affiliates, or sourced by Service Recipient from a Third Party Provider (each such service an “Omitted Service”). In the event that Service Recipient requests an Omitted Service, Service Provider shall consider Service Recipient’s request in good faith and may not unreasonably withhold its consent to add such Omitted Service.
(b)    From time to time, Service Recipient may also request Service Provider to provide additional services that are neither Transition Services nor Omitted Services (each such service an “Additional Service”). In the event that Service Recipient requests an Additional Service, Service Provider may elect in its sole discretion to provide such Additional Service.
(c)    If Service Recipient requests changes to an existing Transition Service (other than changes to the Service Term which are governed exclusively by Section 9.1(b)), the Parties shall discuss such request within five (5) business days of Service Provider’s receipt of Service Recipient’s request (or within a shorter timeline to be agreed between the Parties in good faith if the change is required in emergencies or other exceptional circumstances). Service Provider will consider such request in good faith, but may elect in its sole discretion whether to agree to the requested change, provided, that, to the extent the requested change is required by applicable Law, the Parties will cooperate in good faith to identify a commercially reasonable and mutually agreeable resolution.
(d)    Any request for an Omitted Service or an Additional Service or any request for another change pursuant to Section 3.1(c) shall be in writing and shall specify the type and scope of the requested service or the requested change. The maximum duration of any Omitted Service or Additional Service shall not exceed twenty-four (24) months following the Effective Date. If Service Provider agrees to any change request pursuant to Section 3.1, the Parties shall document the agreed amendment in writing pursuant to the terms of this Agreement, including appropriate additions or edits to the Transition Service Schedule. Service Recipient shall bear any implementation costs for the change pursuant to Section 3.1 and the Service Fee for the Omitted Service or Additional Service shall be calculated using the same methodology as used to determine the Services Fees described in the existing Transition Services Schedules, including with respect to the mark-up percentage. Once agreed to in writing, the Omitted Service or Additional Service shall be deemed a Transition Service under and pursuant to the terms of this Agreement.
Section 3.2.    Service Provider Directed Changes. Without prejudice to Service Provider’s obligation to provide the Services in accordance with Section 2.3 and the applicable Transition Service Schedules, Service Provider may, without a need for a formal change request, from time to time change the manner or method of providing a Transition Service if (i) Service Provider is making similar changes in performing similar services for its own internal organization (including ordinary patching, maintenance, and similar activities), provided, that, such change does not increase the applicable Service Fees, or (ii) the change is required to comply with changes in applicable Law (each such change an “Operational Change”). If the Operational Change is required to comply with changes in applicable Law and (i) only impacts one Party, such Party will bear the full cost of implementing such change, or (ii) affects both Parties, the cost of the change will be proportionately shared between the Parties. Service Provider shall give to Service Recipient substantially the same notice of these Operational Changes (in content and timing), if any, as it gives to the relevant affected members of Service Provider and their Affiliates.
ARTICLE 4
PAYMENTS
Section 4.1.    Service Fee. As compensation for each Transition Service to be provided pursuant hereto, subject to any change requests, Service Recipient shall pay Service Provider the fee(s) and, if applicable, any costs, expenses, or other charges specified in the Transition Services Schedule of Appendix A for the relevant Transition Service (the “Service Fee”). Unless otherwise specified in Appendix A, each Service Fee listed is stated as a monthly charge. Monthly charges will not be pro-rated or refunded for any termination or expiration of a Transition Service that occurs mid-month.
Section 4.1.    Adjustment of Service Fees. If Service Provider’s costs associated with the provision of a Transition Service increase due to an increase in the costs from a relevant Third Party Provider, Service Provider may, by written notice to Service Recipient, pass-through the increase to Service Recipient by adjusting the Service Fee accordingly. Upon request of Service Recipient, Service Provider shall provide reasonable evidence of the relevant increase of the costs of any Third Party Provider Agreement. For clarity, any such adjustment pursuant to this Section 4.1 shall only apply as from the date of the written notice provided by Service Provider but not retroactively; the Parties acknowledge and agree that any such adjustment pursuant to this Section 4.1 does not require an amendment of this Agreement (including the Transition Service Schedules) but will be set-out in a separate line item in the applicable Settlement Statements. Any cost increases incurred (or costs savings generated) by Service Provider in connection with a New Subcontracted Service shall not be passed-on to Service Recipient and shall not affect the Service Fee for the relevant Transition Service.

Section 4.2.    Settlement Statement.
(a)    Service Fees (if a positive amount for a given monthly period) shall be paid to Service Provider in accordance with the following settlement process, subject to the terms of this Agreement and the other Ancillary Agreements:
(i)    No later than the last calendar day of the month following (x) each month during the Final Term and (y) each of the three (3) months following the last day of the month in which this Agreement is terminated or expires, Parent shall deliver to SpinCo a Settlement Statement or, in an applicable jurisdiction, a Local Statement issued by Parent or an Subsidiary of Parent to SpinCo or an Subsidiary of SpinCo, each Settlement Statement and Local Statement(s) reflecting, to the extent reasonably possible at the time the Settlement Statement or Local Statement is prepared, the Service Fees payable to Service Provider for the preceding month (and for the avoidance of doubt, any Service Fee or other form of consideration under an applicable Ancillary Agreement for a given month that it is not reasonably possible to include in the applicable monthly Settlement Statement or, as applicable, Local Statement shall be carried over and included when available in the next monthly Settlement Statement or Local Statement).
(ii)    In each case unless otherwise required by applicable Law, all Settlement Statements under this Agreement shall be issued in U.S. dollars. If applicable, to the extent any amounts used in the calculation of Service Fees is not expressed in U.S. dollars and need to be converted to U.S. dollars for purposes of such calculation, Service Provider shall convert such amount into U.S. dollars based upon the applicable foreign exchange rate reported by the foreign exchange rate services of Reuters using the average of each daily rate within the month applicable to the Settlement Statement or Local Statement. Settlement Statements or, as applicable, Local Statements issued under another Ancillary Agreement may be issued by Parent or a Subsidiary of Parent in the relevant local currency as further set out in the relevant Ancillary Agreement.
(iii)    Upon written request by SpinCo, Parent shall make its personnel reasonably available to answer questions and provide reasonable supporting documentation (to the extent such documentation already exists or is otherwise routinely generated by Parent in the ordinary course) with respect to any Settlement Statement or Local Statement (if applicable).
(b)    No later than thirty (30) days following the date of receipt by SpinCo or an Subsidiary of SpinCo of any Settlement Statement or, as applicable, Local Statement, if the net total amount for the month set forth in such Settlement Statement or Local Statement is (i) a positive amount, Parent or, as applicable, an Subsidiary of Parent shall remit to SpinCo or, as applicable, an Subsidiary of SpinCo an amount equal to such net amount or (ii) a negative amount, SpinCo or, as applicable, an Subsidiary of SpinCo shall remit to Parent or, as applicable, an Subsidiary of Parent an amount equal to the absolute value of such net amount.
(c)     Any payments due and payable pursuant to this Section 4.2 (which are not subject to an objection notice) and not made within the time required pursuant to Section 4.2(b)

shall be subject to late charges, calculated based on the federal funds rate in effect on the date such payments were required to be made through the date of payment.
(d)    Without limiting other available remedies, Service Provider reserves the right to suspend, or cause to be suspended, the performance of Transition Services under this Agreement upon failure of Service Recipient or, as applicable, a designated Subsidiary of Service Recipient, to make any payment which is past due pursuant to this Agreement; provided, however, that Service Provider must provide written notice of its intention to suspend, or cause to be suspended, performance of any such Transition Services and provide Service Recipient thirty (30) days to cure such failure in full. Notwithstanding anything to the contrary herein, to the extent any failure of Service Recipient or a Subsidiary of Service Recipient to make any payment due pursuant to this Agreement shall be deemed a breach solely with respect to this Agreement (and not with respect to any other Ancillary Agreement).
(e)    If SpinCo or Subsidiary of SpinCo disputes any amount reflected in a Settlement Statement or Local Statement (if applicable), SpinCo or designated Subsidiary of SpinCo must deliver to Parent and relevant Subsidiary of Parent an objection notice no later than thirty (30) days after receiving such Settlement Statement or Local Statement. Within five (5) business days of Parent’s and Parent’s relevant Subsidiary’s receipt of such objection notice, the TSA Sub-Committee (or, as applicable, relevant sub-committee under the relevant Ancillary Agreement) shall discuss in good faith a resolution of such Dispute. If, following such discussions, the TSA Sub-Committee (or, as applicable, relevant sub-committee under the relevant Ancillary Agreement) has not resolved such Dispute, then within five (5) business days after such discussions, the TSA Sub-Committee (or, as applicable, relevant sub-committee under the relevant Ancillary Agreement) shall discuss again and members of senior management with authority to resolve such Dispute of each Party shall attend and participate in such discussion. If such Dispute remains unresolved following such meeting of TSA Sub-Committee (or, as applicable, relevant sub-committee under the relevant Ancillary Agreement) and senior management personnel, such Dispute shall be resolved pursuant to Section 10.6 (provided, that, the Negotiation Period shall be deemed to have run). Any disputed amount under this Section 4.2(e) shall be paid within thirty (30) days after the Dispute has been finally resolved. For clarity, Service Recipient or, as applicable, relevant Subsidiary of Service Recipient shall pay any amount reflected in such Settlement Statement or, in applicable jurisdictions, Local Statement that is not in dispute pursuant to the regular process as set out in the Agreement.
(f)    Service Provider and each Service Provider Party shall keep materially complete information relevant to verify the accuracy of the amounts due and payable under the applicable Ancillary Agreements (collectively, the “Transition Financial Information”). SpinCo shall have the right during the Term (no more than once annually) to request that Agreed Upon Procedures, as defined hereafter, be undertaken to verify the Transition Financial Information (a “Review”).
(i)    Upon SpinCo’s written request for a Review, Parent shall, at SpinCo’s expense (including reimbursement of Parent’s costs and expenses, including for time and effort spent with respect to all reasonable internal support provided), cause a mutually agreed upon independent public accounting firm to (a) review such records to verify the

Transition Financial Information (for a reasonable period during the Term within the relevant calendar year, specified by SpinCo) and (b) provide to SpinCo and Parent a report (the “Report”) reasonably detailing their findings in connection with performing the specified procedures, including as applicable any amount of overpayment or underpayment by either Party, as applicable (collectively the “Agreed Upon Procedures”). The Report shall be considered Confidential Information of both Parties.
(ii)    If such Report reveals any overpayment or underpayment by either Party, Parent shall (i) reflect such amounts as a credit/debit (as appropriate) in the next monthly Settlement Statement or, if Parent is no longer delivering and remitting payments via Settlement Statements, the relevant Party shall remit the applicable amount within thirty (30) days following receipt of such Report.
Section 4.3.    Taxes.
(a)    All Service Fees payable under this Agreement shall be exclusive of any sales, use, value-added, transfer, goods and services, consumption, excise, service, stamp, documentary, filing, recordation or other similar Taxes. Without limiting any provision of this Agreement, Service Recipient shall pay and be responsible for any and all sales, use, value-added, transfer, goods and services, consumption, excise, service, stamp, documentary, filing, recordation or other similar Taxes imposed or assessed with respect to the provision of Transition Services by Service Provider (“Indirect Taxes”). Service Provider shall issue proper invoices usable by Service Recipient to recover (by way of credit or refund) Indirect Taxes in jurisdictions where they are recoverable. Service Provider and Service Recipient shall cooperate to minimize any Indirect Taxes and in obtaining any refund, return or rebate, or in applying for an exemption or zero-rating for Transition Services giving rise to any Indirect Taxes, including by filing any exemption or other similar forms or providing a valid tax identification number or other relevant registration numbers, certificates or other documents.
(b)    All payments of Service Fees shall be made free and clear of any deduction or withholding for Taxes except to the extent Service Recipient is required to deduct or withhold Taxes by applicable Law. To the extent Service Recipient is required to deduct and withhold Tax in connection with a payment of Service Fees under this Agreement, Service Recipient shall timely pay over such deducted and withheld amounts to the applicable Tax Authority and promptly provide Service Provider with evidence of such payment as requested. Where a relief, waiver or reduction of any deduction or withholding is available under applicable Law, Service Provider and Service Recipient shall cooperate to obtain such Tax exemption from the relevant Tax Authority.
ARTICLE 5
INTELLECTUAL PROPERTY RIGHTS
Section 5.1.    Ownership of Background IP. All Intellectual Property Rights belonging to a Party on or prior to the Effective Date (whether developed by that Party or acquired by it from a Third Party) or developed or acquired by it independently from the performance of its obligations under this Agreement after the Effective Date shall remain vested in that Party.
Section 5.2.    Ownership of Foreground IP. All Intellectual Property Rights developed in the course of the provision of the Transition Services shall be solely owned by Service Provider, unless such Intellectual Property Rights result from a development that has been specifically commissioned and paid for by Service Recipient, in which case all Intellectual Property Rights resulting from such development shall be owned solely by Service Recipient.
Section 5.3.    License by Service Provider. Service Provider hereby grants, and shall procure that its relevant Affiliates shall grant, to Service Recipient and its Affiliates (and, in the event SpinCo is the applicable Service Provider, Parent shall hereby retain) a royalty-free, non-exclusive, non-transferable (except as set out in Section 10.5), non-sub-licensable license during the term of this Agreement to use the Intellectual Property Rights controlled by Service Provider and its Affiliates only to the extent necessary for Service Recipient’s receipt of the Transition Services and the Migration Support in accordance with this Agreement.
Section 5.4.    License by Service Recipient. Service Recipient hereby grants, and shall procure that its relevant Affiliates shall grant, to Service Provider and its Affiliates (and, in the event SpinCo is the Service Recipient, Parent shall hereby retain) a royalty-free, non-exclusive, non-transferable (except as set out in Section 10.5), non-sub-licensable (except to subcontractors permitted under this Agreement) license during the term of this Agreement to use the Intellectual Property Rights controlled by Service Recipient and its Affiliates only to the extent necessary for Service Provider’s provision of the Transition Services and the Migration Support in accordance with this Agreement.
Section 5.5.    Definition of the term “control”. For the purposes of Section 5.3 and Section 5.4, the term “control” shall mean having the legal authority to grant the relevant license under the relevant Intellectual Property Right without violating the terms of any agreement with any Third Party and without triggering any additional payment obligations to such Third Party. If the grant of any such license requires a Third Party Consent, Section 2.8(a) shall apply.
ARTICLE 6
DATA PROTECTION
Section 6.1.    Compliance with Data Protection Law. Each Party shall, and shall procure that each of its relevant Affiliates shall, comply with all Data Protection Laws relevant to that Party in its capacity as a Service Provider or Service Recipient or otherwise relevant to that Party in its performance under this Agreement.
Section 6.2.    Data Processing Agreement. To the extent a Party Processes Personal Information of the other Party subject to Applicable Data Protection Laws or Applicable PRC Laws and Regulations, Appendix C (Data Processing Agreement) shall apply as set forth therein.
Section 6.3.    Data Protection and Cybersecurity Scope. Unless specifically set out in the Transition Services Schedules, Service Provider will not provide any cybersecurity services for Service Recipient including acquiring any regulatory authorizations related to Service Recipient’s software, tools, products or other solutions.
ARTICLE 7
INDEMNITIES
Section 7.1.    Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (collectively the “Indemnified Persons”) from and against any damages, losses, liabilities or costs (other than costs allocated to be borne by the indemnified Party under the Agreement, but including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) (“Damages”) incurred by the Indemnified Persons resulting from any Third Party Claim against the Indemnified Persons to the extent caused by, resulting from, or in connection with:
(a)    any breach of Section 10.9 by the Indemnifying Party or any of its Affiliates or its or their respective Representatives, or
(b)    any gross negligence or willful misconduct by the Indemnifying Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, provided, however, that the Indemnifying Party shall not be responsible for any Damages of the Indemnified Persons to the extent that such Damages are caused by, result from, or arise out of or in connection with any Indemnified Person’s gross negligence or willful misconduct.
Section 7.2.    Indemnification by Service Recipient. Notwithstanding Section 7.1, Service Recipient shall indemnify, defend and hold harmless Service Provider’s Indemnified Persons from and against any Damages resulting from any Third Party Claim to the extent caused by, resulting from or in connection with (i) any of the Transition Services rendered or to be rendered by or on behalf of Service Provider pursuant to this Agreement (including the exploitation of such Transition Services by Service Recipient or its Affiliates), (ii) the transactions contemplated by this Agreement or (iii) Service Provider’s actions or inactions in connection with any such Transition Services or transactions, provided, however, that Service Recipient shall not be responsible for any Damages of Service Provider’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the Service Provider’s or any of its Affiliates’ gross negligence or willful misconduct in providing any of the Transition Services.
Section 7.3.    Procedure.
(a)    Each Party shall use its commercially reasonable efforts to mitigate any Damages for which such Party seeks indemnification under this Agreement.
(b)    Sections 4.5 and 4.6 of the SDA shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.

ARTICLE 8
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES
Section 8.1.    Exclusions of Liability.
(a)    Unless explicitly set out otherwise in this Agreement, no Party, nor any of their respective Affiliates, shall be liable in connection with this Agreement for any punitive, incidental, consequential, exemplary, special or indirect, speculative, not reasonably foreseeable or similar damages, including any loss of future revenue, profits, income, or anticipated savings, loss of business reputation, goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or based on any type of multiple; provided, this sentence does not preclude such Damages to the extent actually owed with respect to a Third-Party Claim or caused by, resulting from, arising out of, or in connection with (i) any fraudulent acts or omissions, (ii) a breach of Section 10.9, or (iii) solely with respect to such damages incurred by Parent or any of its Affiliates, the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark. The limitations of this Section 8.1(a) apply regardless of whether the damages are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.
(b)    Notwithstanding anything in this Agreement to the contrary, neither Service Provider nor any of its Affiliates shall have any liability towards Service Recipient or any of its Affiliates or Indemnified Persons for (a) any failure to perform the Transition Services or Migration Support or any of its obligations hereunder in accordance with this Agreement or (b) any Damages or inconveniences incurred by Service Recipient or any of its Affiliates or Indemnified Persons, in each case ((a) and (b)) to the extent caused by, relating to, or arising out of or in connection with (i) Service Recipient’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement, (ii) Service Recipient’s or any of its Affiliates’ implementation, execution, use or exploitation of any of the services (including the Transition Services), products (including product liability claims) or other deliverables received by or benefits (including usage rights) granted to Service Recipient or its Affiliates under or in accordance with this Agreement, (iii) Service Recipient’s or any of its Affiliates’ manner of operating or conducting Service Recipient’s business (including the operations or systems) if operated or conducted materially differently than the manner in which Service Recipient’s business was operated or conducted immediately prior to the Initial Distribution, (iv) any transactions contemplated by this Agreement other than the provision of the Transition Services or Service Provider’s other express obligations set out in this Agreement, or (v) Service Provider’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (i) through (v) or that were caused by specifications or directions provided by Service Recipient, except, in each case, to the extent caused by Service Provider’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.

Section 8.2.    Limitations of Liability.
(a)    Subject to Section 8.3 below, Service Provider’s and its Affiliates’ aggregate maximum liability in connection with this Agreement, the Transition Services or the transactions contemplated hereby, shall not exceed in the aggregate in any calendar year, an amount equal to one hundred percent (100%) of the gross amount of Service Fees paid or payable in aggregate by Service Recipient for all Transition Services rendered in that calendar year. In addition, any liability of Service Provider (and its Affiliates) under this Agreement shall be subject to and count against the Maximum Transition Agreement Cap. Service Recipient acknowledges that the liability caps described in this Section 8.2 are fair and reasonable. For the avoidance of doubt, the liability caps under this Section 8.2(a) shall be calculated based on the gross amount of Service Fees paid or payable under this Agreement, not the net amount of payments made pursuant to the Settlement Statement.
(b)    Notice of any claim under this Agreement shall be in writing and made reasonably promptly after becoming aware of such claim, but in no event later than one (1) month after the date of termination or expiration of the Transition Service giving rise to the claim and such claim must specify the Damages amount claimed and a reasonable description of the action (including, as applicable, the Transition Service) giving rise to the claim.
(c)    The limitation of liability of this Section 8.2 is independent of, and survives, any failure of the essential purpose of any limited or exclusive remedy under this Agreement.
(d)    If and to the extent that Service Provider’s failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party Provider used by Service Provider for the provision of Existing Third Party Services, Service Provider shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that Service Provider shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party Provider, and pass-on to Service Recipient an equitable and proportionate share of the damages or similar amounts. Alternatively, Service Provider may, in its sole discretion, assign to Service Recipient any Damage claims that it may assert against the relevant Third Party Provider in relation to Service Recipient’s Damage. In case the act or omission of the Third Party Provider that caused the Damage also caused prejudice to Service Provider’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share. For clarity, in case of Damages caused by acts or omissions by Third Party Providers involved in the provision of New Subcontracted Services, this Section 8.2(d) shall not apply.
Section 8.3.    Unlimited Liability. The limitations of liability pursuant to Section 8.2 shall not apply to:
(a)    any fraudulent, grossly negligent or willful acts or omissions by a Party;
(b)    either Party’s breach of Section 10.9;

(c)    a Party’s indemnification obligations pursuant to Article 7;
(d)    Service Provider’s liability to pass-on any sums or other benefits it is able to recover from a Third Party Provider involved in the performance of Existing Third Party Services under Section 8.2(d); for clarity, any such recovered sums or benefits shall not count against the liability cap set out in Section 8.2(a); and
(e)    SpinCo’s liability for Damages incurred by Parent in relation to the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark.
Section 8.4.    Disclaimer of Warranties and Acknowledgment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE NATURE AND QUALITY OF TRANSITION SERVICES UNDER SECTION 2.3, SERVICE PROVIDER (ON BEHALF OF ITSELF AND ITS LICENSORS) MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY TRANSITION SERVICE OR ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SUCH TRANSITION SERVICE OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. SERVICE PROVIDER MAKES NO WARRANTY OR CONDITION THAT ANY TRANSITION SERVICE OR PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER. SERVICE RECIPIENT EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF SERVICE PROVIDER IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 8.4. NOTWITHSTANDING THE FOREGOING, IN NO CIRCUMSTANCES WILL SERVICE RECIPIENT BE ENTITLED TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF IN CONNECTION WITH ANY BREACH OR ALLEGED BREACH HEREUNDER OR OTHER CLAIM ARISING HEREUNDER.
Section 8.5.    Other Liability Terms.
(a)    With respect to any Damages arising under this Agreement, each Party agrees that it shall only seek to recover for such Damages from the other Party, and each Party hereby waives the right to seek recovery for such Damages from or equitable remedies against any the other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and Representatives.

(b)    No claim may be brought under this Agreement related to any cause of action under the SDA or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.
ARTICLE 9
TERM AND TERMINATION
Section 9.1.    Term; Extension Period.
(a)    This Agreement shall enter into force on the Effective Date.
(b)    Unless earlier suspended or terminated pursuant to the terms of this Agreement, Service Provider shall provide, and Service Recipient shall receive, each Transition Service from the Effective Date and for the period specified for such Transition Service in the relevant Transition Services Schedule (such period, as it may be extended in accordance with this Section 9.1(b), the “Service Term”).  The Service Term for any Transition Service may be extended only (i) as expressly provided in the relevant Transition Services Schedule or (ii) by the mutual written consent of the Parties, subject to the following:
(A)    no Service Term for any Transition Service may be extended beyond two (2) years following the Effective Date; and
(B)    the Service Fees for any extended Transition Service shall be increased by ten percent (10%) for every six (6) months such Transition Service is extended beyond the initial Service Term (i.e., Service Fee x 1.1 for the first 6-month extension; (Service Fee x 1.1) x 1.1 for the second 6-month extension, etc.).
(c)    Unless terminated earlier pursuant to Section 9.2, this Agreement shall remain in full force and effect through the last day of the “Final Term,” which shall be the date of the termination or expiration of the last Service Term (as defined in and as may be extended in accordance with Section 9.1(b)) for any Transition Service.
Section 9.2.    Termination.
(a)    Either Party terminate this Agreement in its entirety for a material breach of the terms of this Agreement by the other Party that is not cured within thirty (30) days after written notice of such material breach is delivered to such other Party by the terminating Party.
(b)    In addition to either Party’s right to terminate for material breach pursuant to Section 9.2(a) but subject to Section 9.2(c), this Agreement or any Transition Services may be terminated at any time prior to the expiration of the Final Term:
(i)    by Service Recipient for convenience with ninety (90) days’ prior written notice to Service Provider, it being specified that if the Service terminates part way through an invoicing period, there shall be a pro rata adjustment to the Service Fees;

(ii)    by Parent in case SpinCo undergoes a change of control, meaning that a Third Party acquires Control over SpinCo or SpinCo has transferred or assigned this Agreement or any rights, interests or obligations hereunder in breach of Section 10.5; or
(iii)    by a Party as otherwise (and to the extent and in the manner) specifically permitted in this Agreement by prior written notice delivered to the other Party.
(c)    If (i) Service Recipient notifies Service Provider that it wishes to terminate a Transition Service pursuant to Section 9.2(b)(i), Service Provider shall within fifteen (15) business days of such notification identify any other entangled Transition Services or entangled services provided by Service Provider or one of its Affiliates under another Ancillary Agreement which depend on the Transition Service to be terminated and which would automatically and concurrently be terminated with the terminated Transition Service and, unless Service Recipient within five (5) business days of Service Provider’s notification withdraws its request for termination, the terminated Transition Services as well as the Transition Services or other service provided under another Ancillary Agreement identified by Service Provider as dependent shall concurrently terminate (in case of a service under another Ancillary Agreement pursuant to the applicable terms of such Ancillary Agreement); or (ii) if either Party terminates a Transition Service pursuant to Section 9.2(b)(ii), then, to the extent other Transition Services or other services under another Ancillary Agreement are dependent upon the terminated Transition Service, such other dependent Transition Services or service under another Ancillary Agreement shall terminate automatically and concurrently with the terminated Transition Service (in case of a service under another Ancillary Agreement pursuant to the applicable terms of such Ancillary Agreement).
Section 9.3.    Effect of Termination or Expiration.
(a)    Upon termination or expiration of any Transition Service or this Agreement in accordance with the terms of the Transition Services Schedule or this Agreement,
(i)    Relevant Service Provider Parties shall have no further obligation (A) to provide such terminated or expired Transition Services or, (B) in the case of the termination or expiration of this Agreement, with respect to this Agreement in its entirety, except that this Section 9.3 and the provisions of Article 1 (Definitions), Section 2.8 (Third Party Consents and Third Party Providers), Article 4 (Payments) (other than Section 4.3 (Taxes)), Article 7 (Indemnities), Article 8 (Limitation of Liability; Disclaimer of Warranties), Section 9.3(d) (Owed Payment), Section 10.1 (Fees and Expenses) and Article 10 (Miscellaneous) shall survive indefinitely the termination or expiration of this Agreement and the provisions of Section 4.3 (Taxes) shall survive until 30 days after the expiration of the statute of limitations (including any extensions thereof) applicable to the relevant Taxes; and
(ii)    any licenses of Intellectual Property Rights granted under Article 5 shall terminate with immediate effect, except to the extent relevant to any remaining Transition Services.

(b)    If (i) Service Recipient terminates any Transition Service for convenience pursuant to Section 9.2(b)(i) or (ii) Service Provider terminates any Transition Services or this Agreement for cause pursuant to Section 9.2(a) or Section 9.2(b)(iii), Service Recipient shall reimburse to Service Provider any documented and auditable third-party costs and external expenses that Service Provider or a Service Affiliate incurs or is obliged to pay in connection with the termination of the Transition Service (including any external wind-down costs and non-cancellable costs under Third Party Provider Agreements).
(c)    Except to the extent required for the performance of its remaining obligations under this Agreement, each Party shall (and shall procure that its Affiliates shall) return or deliver to the other Party all records and documents containing Confidential Information of the other Party (or its Affiliates) or, at the other Party’s direction, shall destroy such Confidential Information, and certify that the destruction has taken place. The Party returning or destroying the Confidential Information may retain (i) a copy of the Confidential Information for the purposes of, and so long as required by, any applicable Law or its internal compliance procedures, and (ii) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures, subject to continuing obligations of non-use and non-disclosure.
(d)    In the event of termination or expiration of this Agreement or any Transition Services under one or more Transition Services Schedules, and without limiting any other applicable payment rights or obligations of the Parties hereunder, any Party owed payment shall be settled in accordance with the settlement process set out in Section 4.2.
Section 9.4.    Meet and Confer. If, at or prior to the expiration or termination of this Agreement, a Party, despite having taken reasonable and timely steps to operate independently, is unable to operate independently from the rights or services provided under this Agreement due to circumstances not caused by such Party’s action or inaction, the Parties will discuss in good faith commercially reasonable alternatives (up to and including a one-year extension of this Agreement beyond the initial Service Term) to avoid a business disruption for such Party. A request for such one-year extension shall not be unreasonably withheld so long as the Service Fees for any extended Transition Service agreed to by the requesting Party is not less than the amount calculated for such period under Section 9.1(b)(B).
ARTICLE 10
MISCELLANEOUS
Section 10.1.    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred by the Parties, including fees and disbursements of counsel, financial advisors, accountants and consultants, in connection with this Agreement and the transactions contemplated by this Agreement, shall be borne by the Party or its applicable Affiliate incurring such fees, costs or expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own fees, costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination or expiration.
Section 10.2.    Force Majeure.
(a)    Service Provider shall not be deemed in default and shall have no liability of this Agreement for any delay or failure to provide Transition Services hereunder so long as and to the extent to which any delay or failure in the provision of such Transition Service is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. When claiming the benefit of this provision, Service Provider shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to Service Recipient of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this as soon as reasonably practicable.
(b)    Service Recipient and its Affiliates shall have no obligation to pay any Service Fees for any Transition Services, if and to the extent and for the period such Transition Services were not received as a result of an event of Force Majeure, and the Parties will negotiate an appropriate and commercially reasonable reduction in the Service Fees for the impacted period(s) to reflect any such Transition Services not received.
(c)    If, however, the relevant Service Provider, cannot perform Transition Services that are suspended pursuant to Section 10.2(a) for a period of sixty (60) consecutive days due to an event of Force Majeure, then either Party may terminate such affected Transition Service without any liability to Service Provider; provided that any such termination shall be made in accordance with all applicable terms (if any) of the relevant Transition Services Schedule.
Section 10.3.    Notices.
(a)    All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received
(i)    on the date of delivery if delivered by hand to the address below during normal business hours of the recipient during a business day, otherwise on the next business day,
(ii)    on the date of successful transmission if sent via e-mail during normal business hours of the recipient during a business day, otherwise on the next business day, or
(iii)    on the date of receipt by the addressee if sent (A) by a nationally recognized overnight courier, or (B) by registered or certified mail, return receipt requested, and if received on a business day, and otherwise on the next business day.

(b)    Such notices or other communications must be sent to each respective Party at the address or e-mail set forth below (or at such other address or e-mail as shall be specified by a Party in a notice given in accordance with this Section 10.3):
If to Parent:    3M Company
3M Center, Building [●]
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com
Attention:     [TITLE]
with a copy (which shall not constitute notice) to:
3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com
Attention:    [TITLE]
If to SpinCo:     Solventum Corporation
[ADDRESS]
E-mail: [●]
Attention:     [TITLE]
with a copy (which shall not constitute notice) to:
Solventum Corporation
Office of General Counsel
[ADDRESS]
E-mail: [EMAIL]
Attention:    [TITLE]
Section 10.4.    Entire Agreement. This Agreement (including the Transition Services Schedule(s) and Appendices hereto), the SDA and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.
Section 10.5.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated, or otherwise transferred in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-

off or otherwise), by either Party without the prior written consent of the other Party, and any purported assignment, delegation, or transfer in contravention of this Section 10.5 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, either Party (the “Assignor”) may, upon prior written notice to but without the prior written consent of the other Party, assign, delegate, or otherwise transfer its rights under this Agreement, in whole or in part, to one or more of its Affiliates (the “Assignee”) for as long as such Assignee remains an Affiliate of the Assignor; provided, however, that any rights transferred to the Assignee shall automatically fall back to the Assignor once the Assignee ceases to be an Affiliate of the Assignor and that no such assignment, delegation, or transfer shall relieve the Assignor of any of its obligations hereunder. Subject to the preceding sentences of this Section 10.5, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.
Section 10.6.    Dispute Resolution.
(a)    The TSA Sub-Committee, if any, shall be the initial contact for resolving disputes arising out of or in connection with this Agreement. In the event that the TSA Sub-Committee is unable to agree on any matter referred to it, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including, without limitation, any dispute relating to the existence, validity, breach or termination of this Agreement shall be escalated to the Transition Committee.
(b)    The Parties shall use the procedures set forth in Article VII (Dispute Resolution) of the SDA to resolve any matters as to which the Transition Committee is not able to reach a decision.
Section 10.7.    Further References to SDA. Sections 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial); 10.6 (Severability), and 10.14 (Amendments) of the SDA shall apply mutatis mutandis to the Agreement.
Section 10.8.    Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party. No Party shall have the power by virtue of this Agreement to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit the other Party by virtue of this Agreement. No Party shall hold itself out as having any authority or relationship in contravention of this Section 10.8.
Section 10.9.    Confidentiality.
(a)    The Parties acknowledge that in connection with the provision and receipt of the Transition Services, either Party or any of its Affiliates or its or their respective Representatives (such Party, the “Receiving Party”) may obtain access to Confidential Information of the other Party or any of its Affiliates or its or their respective Representatives (such Party, the “Disclosing Party”).

(b)    Except as to (i) Confidential Information exclusively relating to the SpinCo Business that was already known by Parent, any of its Affiliates, or any of its or their respective Representatives as of the Effective Date, which information shall be treated in accordance with the terms set forth in Section 6.9 of the SDA, the Receiving Party shall refrain from
(i)    using any Confidential Information of the Disclosing Party except for the purpose of providing or supporting the provision of Transition Services; and
(ii)    disclosing any Confidential Information of the Disclosing Party to any Person, except to such Receiving Party’s Affiliates and its and their respective Representatives as is reasonably required in connection with the exercise of each Party’s rights and obligations under this Agreement (and only subject to disclosure restrictions consistent with those set forth herein).
(c)    The Receiving Party shall ensure that each of its Representatives is bound (either pursuant to statutory obligations or contractual confidentiality and non-disclosure provisions) to hold all Confidential Information in confidence to the standard required under this Agreement and ensure that any access by its Representatives to the Disclosing Party’s Confidential Information in any shared environments is granted only on a strict need-to-know basis. The Receiving Party’s Representatives shall not access portions of shared environments or data therein for which they do not have a need to know, and any such access in violation will be considered a breach by the Receiving Party of these confidentiality terms. The Receiving Party shall be liable for any breaches by its Representatives of the obligations under this Section 10.9.
(d)    In the event that the Receiving Party is required by any applicable Law to disclose any such Confidential Information, the Receiving Party shall
(i)    to the extent permissible by such applicable Law, provide the Disclosing Party with prompt and, if practicable, advance, written notice of such requirement;
(ii)    disclose only that information that the Receiving Party determines (with the advice of counsel) is required by such applicable Law to be disclosed; and
(iii)    use reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information (at the Disclosing Party’s sole cost and expense).
(e)    With respect to Representatives of SpinCo or any of its Affiliates that, prior to the Effective Date, were Representatives of Parent or any of its Affiliates, nothing in this Section 10.9 shall vitiate such representative’s confidentiality obligations owed to Parent or any of its Affiliates (other than with respect to Confidential Information related exclusively to the SpinCo Business in accordance with the SDA) as a consequence of such representative’s former relationship with Parent or any of its Affiliates.

(f)    This Section 10.9 shall not apply to any information which the Receiving Party can show
(i)    is or becomes available to the public after the Effective Date other than as a result of a disclosure in breach of this Section 10.9;
(ii)    becomes available after the Effective Date to the Receiving Party, any of its Affiliates or any of its or their respective Representatives from a source other than the Disclosing Party or any of the Disclosing Party’s Affiliates if the source of such information is not known by the Receiving Party (following reasonable inquiry under the circumstances) to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party any of its Affiliates or any of its or their respective Representatives with respect to such information; or
(iii)    is developed independently by the Receiving Party, any of its Affiliates or any of its or their respective Representatives without use of the Disclosing Party’s Confidential Information.
(g)    On termination or expiry of this Agreement, this Section 10.9 shall remain in full force and effect for five (5) years from the expiry or the termination of this Agreement, provided, however, that with regard to Confidential Information consisting of either Party’s trade secrets, this Section 10.9 shall apply until such trade secrets have entered the public domain other than by a breach of this Section 10.9.
(h)    The Parties acknowledge and agree that a Cybersecurity Incident, a breach of Article 6 (including Appendix C (Data Processing Agreement)), or unauthorized access or disclosure of Personal Information or Protected Health Information shall not be considered a breach of the confidentiality obligations in this Section 10.9
Section 10.10.    Access to Information Technology Systems and Data.
(a)    If any Party or any of its Affiliates, or its or their employees, suppliers or contractors have access (either on-site or remotely) (the “Accessing Party”) to the other Party’s (the “Granting Party”) Information Technology Systems or Party Data in relation to the Transition Services, the Accessing Party shall:
(i)    limit such access solely to the use of such Information Technology Systems and Party Data for purposes of the Transition Services and shall not access or attempt to access Information Technology Systems other than those required for the Transition Services;
(ii)    use the Granting Party’s Information Technology Systems and Party Data in accordance with the Granting Party’s reasonable applicable rules, policies, and procedures, as notified to the Accessing Party from time to time, and in accordance with applicable Law. If Service Recipient is granted access to any shared platforms, software, systems or networks, Service Provider’s rules, policies and procedures will govern such Service Recipient access and use;
(iii)    not make any changes to the Granting Party’s Information Technology Systems or Party Data that may be reasonably expected to have an adverse effect on such systems or data or the provision of the Transition Services;
(iv)    not extract or share any data from the Granting Party’s Information Technology Systems other than as required to perform the Transition Services or comply with applicable Law, or as expressly permitted by the terms of the relevant Transition Service as set out in the applicable service description in the Transition Services Schedules or any other transaction document;
(v)    use reasonable efforts to ensure that it does not introduce into the Information Technology Systems any (a) any code, program, or sub-program whose purpose is to damage or maliciously interfere with the operation of the computer system containing the code, program, or sub-program, or to halt, disable, or maliciously interfere with the operation of the software, code, program, or sub-program, itself, (b) any code, program, device, method, or token that permits any person to circumvent the normal security of software or a computer system, and (c) any code, program, device, method, or token that permits an unauthorized individual or program to access or take control of software or a computer system; and
(vi)    promptly notify the Granting Party (i) of any vulnerabilities in the Accessing Party’s assets that are connected to the Granting Party’s Information Technology Systems and (ii) upon becoming aware of any vulnerability related to the Transition Services or Information Technology Systems utilized in the provision or use of the Transition Services; and
(vii)    Promptly terminate access to the Granting Party’s Information Technology Systems and notify the Granting Party if an employee, supplier, or contractor no longer needs access to the Granting Party’s Information Technology Systems or is no longer employed or engaged by the Granting Party
(b)    The Accessing Party shall limit such access to the Information Technology Systems and Party Data to:
(i)    only employees and contractors who had access to such Information Technology Systems and Party Data immediately prior to the Effective Date; and
(ii)    its or its Affiliates’ other employees and contractors with a bona fide need to have such access in connection with the Transition Services as requested in writing by the Accessing Party and approved in writing by the Granting Party as provided in the relevant schedules. Any employees and contractors of the Accessing Party granted such access shall complete any training required by the Granting Party on the permitted and proper access and use of the applicable Information Technology Systems.

(c)    Both, the Accessing Party and the Granting Party shall take reasonable steps to monitor and prevent inappropriate use of the Information Technology Systems. The Granting Party is permitted to monitor access to its Information Technology Systems and review access logs for the purpose of auditing compliance with the access limitations set forth in this Section 10.10.
(d)    The Accessing Party will promptly notify the Granting Party of the termination of any of its or its Affiliates’ employees or contractors with a user identification number for the Information Technology Systems and inform each such terminated employee or contractor that their access to and use of Information Technology Systems has been revoked. All user identification numbers and passwords disclosed pursuant to this Agreement and any information obtained by the Accessing Party or its Affiliates as a result of its or its Affiliates’ access to and use of the Granting Party’s Information Technology Systems shall be deemed to be, and treated as, Confidential Information hereunder. The Accessing Party’s and its Affiliates’ employees and contractors shall not share or disclose their user identification numbers and passwords to any other employee or contractor of the Accessing Party or its Affiliates or to any Third Party.
(e)    The Accessing Party is responsible for its and its Affiliates’ employees’ and contractors’ use and misuse of the Granting Party’s Information Technology Systems and Party Data. The Granting Party may revoke the access of the Accessing Party’s or its Affiliates’ employee or contractor in the event of an actual or reasonably suspected material violation of this Agreement or the Granting Party’s applicable policies or procedures by such employee or contractor, which policies and procedures have been communicated or made available to such employee or contractor before such violation. The Accessing Party shall cooperate with the Granting Party in the investigation of any actual or suspected unauthorized access by any of the Accessing Party’s or its Affiliates’ employees or contractors to any of the Granting Party’s Information Technology Systems or Party Data.
(f)    From the Closing Date, each Party acknowledges that the personnel assigned to Global, System Administrator, or Power User roles for an Information Technology System provided as part of a Transition Service has the ability to access both Parties’ data. Each Party shall ensure that its personnel with such roles complies with all of Service Provider’s security policies, standards and guidelines (including confidentiality and personal data security requirements) and does not tamper with, compromise, or circumvent any security or audit measures employed by Service Provider. Each Party shall ensure that its personnel: (i) uses such access only for the purposes contemplated by this Agreement; and (ii) uses reasonable best efforts to prevent unauthorized access, use, dissemination, destruction, alteration, or loss of information contained within such Information Technology Systems.
(g)    Service Provider shall, and shall ensure that its Service Affiliates and the relevant Third Party Providers will, implement, maintain, and comply with reasonable information security measures, that include appropriate physical, technical, organizational, administrative, environmental and other data security safeguards designed to protect Service Recipient Data, and Service Provider Party’s Information Technology Systems Processing Service Recipient Data, against Cybersecurity Incidents. Such program shall also contain any other minimum requirements set forth in applicable Law. After confirmation of a Cybersecurity Incident in a Service Provider Party’s Information Technology Systems that impacts Service Recipient Data or Service Recipient’s use of a Transition Service, Service Provider shall:
(i)    promptly take actions reasonably designed to prevent or mitigate the effects of the Cybersecurity Incident;
(ii)    within seventy-two (72) hours, report the Cybersecurity Incident to Service Recipient via the TSA Sub-Committee and provide a reasonable description of such incident; and
(iii)    promptly identify and implement appropriate steps reasonably designed to prevent the Cybersecurity Incident from re-occurring.
(h)    Notwithstanding anything in this Agreement to the contrary (including the exclusions of liability in Section 8.3 of this Agreement), or an Ancillary Agreement to the contrary, the Service Provider’s maximum liability for Damages of any kind whatsoever to Service Recipient or any of its Affiliates hereunder relating to, or in connection with any Cybersecurity Incident (whether based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory), including any inability to provide any Transition Services, Migration Support or any services to be provided under any Ancillary Agreement, shall not exceed the liability cap in Section 8.2 of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

3M Company

By:	____________________________________
Name:
Title:
[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]

SPINCO

Solventum Corporation

By:	____________________________________
Name:
Title:
[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]